Meta Financial Group, Inc.® Reports Results for 2017 Fiscal Fourth Quarter and Fiscal Year

Meta Announces Record-Breaking Earnings in Fiscal Year 2017
Net Income Grows 35% from Prior Year

Sioux Falls, South Dakota - October 30, 2017, Meta Financial Group, Inc.® (Nasdaq: CASH) (“MFG,” “Meta” or the “Company”)
Highlights for the 2017 Fiscal Fourth Quarter and Year Ended September 30, 2017 and Business Developments

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Net income for the fiscal year ended September 30, 2017 increased 35% to $44.9 million, or $4.83 per diluted share, from $33.2 million, or $3.91 per diluted share, for the year ended September 30, 2016.

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The Company's fiscal 2017 fourth quarter net income was $1.7 million, or $0.19 per diluted share, versus $6.0 million, or $0.70 per diluted share, in the fourth quarter of 2016. The 2017 fourth quarter pre-tax results included the previously announced $10.2 million intangible impairment charge relating to the non-renewal of the H&R Block tax advance relationship, $0.8 million of executive severance costs, $0.8 million of prepayment expense related to the early extinguishment of longer term FHLB debt, and a $0.8 million gain on the sale of securities. The 2017 fourth quarter pre-tax results also included $2.3 million in non-cash stock-related compensation expense associated with executive officer employment agreements and $1.9 million in amortization of intangible assets (see Select Quarterly Expenses table below).

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Net interest income was $24.5 million in the 2017 fiscal fourth quarter, an increase of $4.6 million, or 23%, compared to $19.9 million in the fourth quarter of 2016. The increase was primarily a result of high credit quality loan growth in both specialty finance and retail bank loan portfolios. Also contributing to the improvement were increased securities balances and yields, primarily due to purchases throughout the fiscal year of highly-rated tax-exempt municipal securities at relatively high tax equivalent yields and a continuing improvement in the overall interest-earning asset mix.

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Card fee income increased $8.8 million, or 49%, for the 2017 fiscal fourth quarter when compared to the same quarter in 2016. This increase was largely driven by residual fees related to a wind-down of one of our non-strategic partners, and as such, we expect lower growth rates than 49% in fiscal year 2018. In addition, the increase was also due to continued strong growth from our core payments business and the Company's increasing emphasis on non-interest income.

•
The Company's 2017 fiscal fourth quarter average assets grew to $4.03 billion, compared to $3.23 billion in the 2016 fourth quarter, an increase of 25%, primarily driven by growth in loan and securities balances.

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Total loans receivable, net of allowance for loan losses, increased $398.4 million, or 43%, at September 30, 2017, compared to September 30, 2016. This increase was primarily related to growth in commercial real estate loans of $162.6 million, or an increase of 38%, consumer loans of $125.9 million, or an increase of 339%, of which $123.7 million is attributable to the student loan portfolio purchased in December 2016, and premium finance loans of $78.9 million, or an increase of 46%. Growth in residential mortgage loans at September 30, 2017 of $34.4 million, or an increase of 21%, and commercial operating loans of $4.5 million, or an increase of 14%, also contributed to the increase in loans receivable, compared to September 30, 2016. Retail bank loans at September 30, 2017 were up $193.7 million, or 26%, compared to September 30, 2016. Excluding the student loan portfolio purchased in December 2016, total loans receivable, net of allowance for loan losses, at September 30, 2017 were up $274.6 million, or 30%, compared to September 30, 2016.

•	Payments division average deposits increased $275.4 million, or 14%, for the 2017 fiscal fourth quarter when compared to the same quarter of 2016.

•
Non-performing assets (“NPAs”) were 0.72% of total assets at September 30, 2017, compared to 0.03% at September 30, 2016. The increase in NPAs was primarily related to two large, well-collateralized agricultural relationships that became more than 90 days past due. These loans were still accruing in the fourth fiscal quarter and one is expected to be paid in full on November 1, 2017 (as discussed further below).

•
On October 11, 2017, the Company completed the purchase of a $73 million, seasoned, floating rate, private student loan portfolio. All loans are indexed to one-month LIBOR. The portfolio is serviced by ReliaMax Lending Services LLC and insured by ReliaMax Surety Company. The Company expects to realize initial net yields of over 6%. This portfolio purchase builds on our existing successful student loan platform and will be easily integrated with minimal impact to the business.

"Meta achieved many new and exceptional accomplishments in 2017," said Chairman and CEO J. Tyler Haahr. "One of those accomplishments was recognizing the highest fiscal year earnings in Meta history of $44.9 million, a 35% increase over the previous high of $33.2 million during fiscal year 2016. We were able to do this by seamlessly integrating EPS Financial and SCS, both acquired during the first quarter, into our fintech business model, while continuing to profitably grow our core businesses. We grew our loan portfolio by 43% during 2017 and still increased our non-interest income as a percent of total revenue from 57% in 2016 to 65% in 2017."
Financial Summary
Revenue
Total revenue for the fiscal 2017 fourth quarter was $54.3 million, compared to $39.1 million for the same quarter last year, an increase of $15.2 million, or 39%, primarily due to growth in card fee income, interest income from both specialty finance and retail bank loans, and income from tax-exempt securities (included in other investment securities). Non-interest income as a percent of total revenue for the year ended September 30, 2017 increased to 65% compared to 57% of total revenue for the year ended September 30, 2016, even though the Company's interest income from loans increased 44% over that same time period.

Net Income
The Company recorded net income of $1.7 million, or $0.19 per diluted share, for the three months ended September 30, 2017, compared to net income of $6.0 million, or $0.70 per diluted share, for the same quarter of fiscal 2016. The decrease in net income was due primarily to an increase of $22.5 million in non-interest expense over the comparable period of the prior year, partially offset by increases of $10.6 million in non-interest income and $4.6 million in net interest income.
The 2017 fiscal fourth quarter pre-tax results included a $10.2 million intangible impairment charge, related to the non-renewal of the H&R Block relationship, $1.9 million of amortization of intangible assets, $0.8 million in executive severance costs, $0.8 million of prepayment expense related to the early extinguishment of longer term FHLB debt, and $0.8 million in securities gains. In addition, pre-tax results included $2.3 million in non-cash stock-related compensation expense in connection with three executive officers signing long-term employment agreements in the first and second quarters of fiscal 2017. These stock awards vest over eight years, but the associated expense is heavily front loaded, particularly in the first year (see Select Quarterly Expenses table).
Our tax business is expected to continue to generate the vast majority of its revenues in the Company's fiscal second quarter, with some additional revenues in the third quarter, while most expenses are spread throughout the year with some elevated expenses in the quarters ending in December and March related to the Company's tax-related business.
Net Interest Income
Net interest income for the fiscal 2017 fourth quarter was $24.5 million, up $4.6 million, or 23%, from the same quarter in 2016, primarily due to the significant increases in volume in commercial real estate loans and the specialty finance loan segment, which includes premium finance loans as well as the December 2016 purchased student loan portfolio. Growth in investment security balances and yields attained also contributed to the increase in net interest income. Additionally, the overall increase was driven by an intentionally enhanced earning asset mix driven by a higher percentage of loans as a percentage of interest earning assets. The quarterly average outstanding balance of loans from all sources as a percentage of average interest earning assets increased from 30% as of the end of the fourth fiscal quarter of 2016 to 35% as of the end of the fourth fiscal quarter of 2017. Mainly offsetting this percentage increase was a sizable percentage decrease of lower-yielding agency Mortgage-Backed Securities ("MBS"), which decreased from 23% of interest-earning assets in the fiscal fourth quarter of 2016 compared to 20% of interest-earning assets for the same quarter in 2017.

Net Interest Margin
Net Interest Margin, on a tax equivalent basis, ("NIM"), increased to 3.13% in the fiscal 2017 fourth quarter from 3.09% in the fourth quarter of 2016. When excluding the subordinated debt issued in the 2016 fourth fiscal quarter, NIM would have been 3.25%, or an additional 12 basis points, in the fiscal 2017 fourth quarter. When excluding only tax advance loans, NIM would have increased by an additional one basis point to 3.14% for the current quarter. NIM decreased from the fiscal 2017 third quarter to the fiscal 2017 fourth quarter by 12 basis points, as the Company continued to employ its leverage strategy to fully utilize its capital in the quarters outside of tax season and as the Company continues to build capital from higher earnings. While many of the Company's earning assets are floating-rate or have rates that reset on a periodic basis tied to the short end of the yield curve, some of the Company's earning assets are dependent on an increase in the longer end of the yield curve in order to realize enhanced yields. While the front of the yield curve has risen, the longer end, while volatile, has remained in a lower range and the overall yield curve has flattened. In concert with rising short-term rates, the Company's shorter term wholesale funding costs have also risen. Mindful of these impacts, throughout the quarter, the Company selectively and timely sold lower-yielding securities as loans continued to grow and where the leveraging strategy has decreased in value. The Company continues to monitor its excess capital levels, use of capital, and overall leverage position to best utilize this increased capital from increased earnings.
The overall reported tax equivalent yield (“TEY”) on average-earning asset yields increased by 28 basis points to 3.61% when comparing the fiscal 2017 fourth quarter to the 2016 fourth quarter, which was driven primarily by the Company's improved earning asset mix, with increased exposure to its high-quality premium finance, student, and retail bank loan portfolios. The increase in TEY continues to highlight the beneficial tailwind provided by this rotation. The Company expects earning asset yields to continue to increase due to the aforementioned newly purchased, higher-yielding student loan portfolio being included for nearly the full fiscal first quarter of 2018.
The Company seeks to remain diligent and disciplined when evaluating loan pool deal flow as it looks to optimize the deployment of its national, non-interest-bearing deposit base. We anticipate that many of these loan pools could add immediate earnings accretion with acceptable risk parameters, as we believe to be the case with the October 2017 and December 2016 student loan portfolio purchases.
The fiscal 2017 fourth quarter TEY on the securities portfolio increased by 26 basis points compared to the comparable prior year quarter, primarily due to overall enhanced yields attained and increased volume in the investment portfolio, with the majority of new investment volume in overall higher-yielding investment securities (primarily mortgage-related, tax-exempt municipal securities rather than traditional agency MBS).
The Company’s average interest-earning assets for the fiscal 2017 fourth quarter grew by $658.1 million, or 22%, to $3.68 billion from the same quarter last year, primarily from growth in loan portfolios, tax exempt investment securities, and MBS securities of $369.7 million, $204.0 million, and $53.0 million, respectively.

Overall, the cost of funds for all deposits and borrowings averaged 0.50% during the fiscal 2017 fourth quarter, compared to 0.26% for the prior-year fourth quarter. This increase was primarily due to a combination of the issuance of the Company's subordinated debt in the fourth quarter of fiscal year 2016, the addition of wholesale deposits, and an increase in the overnight borrowing rates and higher average overall funding balances due to the Company's full utilization of more of its capital during non-tax season with higher investment balances and funding. Notwithstanding this increase, the Company believes that its growing, low-cost deposit base gives it a distinct and significant competitive advantage over most banks, and even more so if interest rates continue to rise, because the Company anticipates that its cost of deposits will likely remain relatively low, increasing less than at many other banks. While the subordinated debt issuance in 2016 increased the cost of funds at the Company level, MetaBank's cost of funds for the fiscal 2017 fourth quarter remained at levels much lower than the overall Company cost of funds and as the Company's deposit base grows, the Company expects that the subordinated debt will have a more muted effect on overall Company cost-of-funds.
Average earning assets for the year ended September 30, 2017 increased 28% from the prior-year period, while interest-bearing liabilities increased by 87%. The earning asset increase was primarily driven by loan growth and higher investment balances, while the increase in interest-bearing liabilities was primarily driven by wholesale deposits and borrowings. The TEY of MBS and other investments was 3.15% for the year ended September 30, 2017, and 2.95% for fiscal 2016, an improvement of 20 basis points.
Non-Interest Income
Fiscal 2017 fourth quarter non-interest income of $29.8 million increased $10.6 million, or 55%, from $19.2 million in the same quarter of 2016, primarily due to an increase in card fee income of $8.8 million, or 49%, largely driven by residual fees related to a wind-down of one of our non-strategic partners, and as such, we expect lower growth rates than 49% in fiscal year 2018. In addition, the increase was also due to continued strong growth in our core business relationships, and our expanding emphasis on non-interest income. Gain on sale of investments increased to $0.8 million for the 2017 fiscal fourth quarter, compared to a loss on sale of investments of $0.3 million for the same quarter of 2016, helping drive the increase in non-interest income when comparing the fiscal 2017 fourth quarter to the same period of the prior year.
Non-Interest Expense
Non-interest expense increased $22.5 million, or 72%, to $53.7 million for the 2017 fiscal fourth fiscal quarter, compared to the same quarter in 2016. This increase was largely caused by the aforementioned intangible impairment charge of $10.2 million and a $7.4 million increase in compensation expense. The increase in compensation expense was primarily due to the EPS and SCS acquisitions, non-cash stock-related compensation expense associated with three executive officers signing long-term employment agreements, and $0.8 million in severance costs. In addition, when comparing the 2017 fiscal fourth quarter to the same quarter in 2016, other expense increased by $1.7 million, legal and consulting expense increased $1.2 million, and amortization expense increased $0.7 million. See Select Quarterly Expenses table for a breakdown of anticipated intangible asset amortization for future quarters. The increase in other expense was primarily driven by growth in our tax business as well as the $0.8 million prepayment expense related to the early extinguishment of longer term FHLB debt, which had a balance of $7.0 million at a weighted average cost of 6.98%.

The Company recorded an income tax benefit of $1.0 million, or an effective tax rate of (142.6)%, for the fiscal 2017 fourth quarter, compared to an income tax expense of $1.3 million, or an effective tax rate of 18.3%, for the fiscal 2016 fourth quarter. The Company's projected effective tax rate for fiscal year 2017 was higher than the actual effective tax rate, causing an income tax benefit for the fiscal 2017 fourth quarter. The change from the projected effective tax rate was primarily due to the aforementioned intangible impairment expense. For fiscal 2017, our effective tax rate was 18.6%, compared to 14.4% for fiscal 2016. We expect our effective tax rate to be between 22% and 28% for fiscal year 2018.
Loans
Total loans receivable, net of allowance for loan losses, increased $398.4 million, or 43%, to $1.32 billion at September 30, 2017, from $919.5 million at September 30, 2016. Among lending categories, this included an increase in consumer loans of $125.9 million, of which $123.7 million was attributable to the student loan portfolio purchased during the first quarter of fiscal 2017. Also contributing to the growth in loans receivable were commercial real estate loans, which increased $162.6 million, or 38%, premium finance loans which increased $78.9 million, or 46%, and residential mortgage loans which increased $34.4 million, or 21%, compared to September 30, 2016. The growth in net loans receivable from September 30, 2016 to September 30, 2017 was partially offset by a decrease in total agricultural loans of $5.3 million, or 5%, from $100.7 million to $95.4 million, which made up only 1.82% of total assets at September 30, 2017. Retail bank loans at September 30, 2017 were up $193.7 million, or 26%, compared to September 30, 2016. Excluding the student loan portfolio purchased in December 2016, total loans receivable, net of allowance for loan losses, at September 30, 2017 would have increased $274.6 million , or 30%, compared to September 30, 2016.
The Company recorded a recovery for loan losses of $0.1 million during the three months ended September 30, 2017, primarily due to continued collections and recoveries on tax advance loans from the 2017 season. We expect activity related to 2017 tax recoveries to be minimal in fiscal 2018. In addition, an upgrade related to one of the agricultural relationships discussed below, that is expected to be paid in full during the first fiscal quarter of 2018, helped offset the need for additional provision to support our loan growth during quarter ended September 30, 2017. The Company’s allowance for loan losses was $7.5 million, or 0.6% of total loans, at September 30, 2017, compared to an allowance of $5.6 million, or 0.6% of total loans, at September 30, 2016.
Credit Quality
MetaBank’s NPAs at September 30, 2017 were $37.9 million, representing 0.72% of total assets, compared to $1.2 million, or 0.03% of total assets, at September 30, 2016. The increase in NPAs is primarily related to two large agricultural relationships becoming more than 90 days past due and which are still accruing. The Company expects one of these agricultural relationships, which represents an outstanding loan balance of about $7 million, to be paid in full during the first fiscal quarter of 2018 due to an auction of the land securing the loan, which occurred in September, with the land sale scheduled to close on November 1, 2017. The Company expects to receive all principal, accrued interest, legal, and other expenses at the closing. The Company also believes that its strong collateral position on the other relationship (less than 75% loan-to-value ("LTV") secured by agricultural real estate) and active collection process with the borrower supports the decision to continue to accrue interest on such loan. Given the underlying values of collateral (primarily land related to our agricultural loans), we believe that we have minimal loss exposure on these two agricultural relationships. Excluding these two large agricultural relationships, NPAs at September 30, 2017 would have been $3.6 million, representing 0.07% of total assets. The Payments segment had no NPAs at September 30, 2017 or September 30, 2016.

Investments
Total investment securities and MBS increased by $167.9 million, or 8%, to $2.26 billion at September 30, 2017, as compared to September 30, 2016. This included an increase in investment securities of $160.4 million, primarily from purchases of high credit quality non-bank qualified (“NBQ”) municipal securities, and an increase in MBS of $7.4 million, as purchases exceeded sales and pay downs.
Average TEY on the securities portfolio increased 26 basis points to 3.19% in the fourth quarter of fiscal 2017 from 2.93% in the same quarter of 2016. Yields improved on non-MBS investment securities by 24 basis points in the fourth quarter of 2017 over the same quarter of 2016. Yields increased within MBS by 23 basis points in the fourth quarter of 2017 from the same quarter of 2016. When comparing the fiscal fourth quarter of 2017 to the fiscal third quarter of 2017, average TEY on the securities portfolio decreased by one basis point, with MBS decreasing 10 basis points and other investments increasing two basis points due to volatile longer term rates and seasonal factors affecting prepayment rates and therefore yields on MBS during the fourth quarter of fiscal 2017.
With respect to the MBS portfolio, the Company continues to focus on minimizing prepayment speed volatility by selecting agency MBS with characteristics intended to make the Company’s agency MBS holdings less susceptible to increased prepayment speeds, while still allowing yields to increase if interest rates increase with controlled extension risk. The Company continues to purchase high-quality investments within certain sectors of the municipal market, at what it believes to be attractive yields. Many of these new purchases are tax-exempt and also backed, or collateralized, by Ginnie Mae, Fannie Mae, and Freddie Mac, thereby enhancing credit quality. The Company also has opportunistically and carefully selected certain government-related and guaranteed floating rate securities at yields that are expected to enhance the portfolio's projected performance in a rising interest rate environment.
The Company continues to execute its investment strategy of primarily purchasing U.S. Government-related securities and U.S. Government-related MBS, as well as AAA- and AA- rated NBQ municipal bonds; however, the Company is also reviewing opportunities to add other diverse, high-quality securities at attractive relative rates when opportunities arise. With the Company’s large percentage of non-interest bearing deposits, the TEY for these NBQ bonds is higher than a similar term investment in other investment categories of similar risk and higher than many other banks can realize on the same instruments due to the Company’s current cost of funds and its projected cost of funds if interest rates rise.
Deposits, Other Borrowings and Other Liabilities
Total end-of-period deposits increased $793.3 million, or 33%, to $3.22 billion at September 30, 2017, compared to September 30, 2016. The increase in end-of-period deposits was primarily a result of an increase in wholesale deposits of $476.2 million, an increase in non-interest bearing deposits of $286.5 million, and a $29.2 million increase in interest-bearing deposits. Wholesale deposits have been added during fiscal year 2017 to support the aforementioned leverage strategy either due to advantageous rates when compared to the overnight borrowing rates, thereby lowering borrowing costs, or to target strategic maturities which are expected to aid in tax season tax advance loan funding. Similar to the prior fiscal year, the Company temporarily repositioned the balance sheet at the end of the 2017 fiscal year to prepare for the upcoming seasonal tax lending activity.

Total average deposits for the fiscal 2017 fourth quarter increased by $835.5 million, or 37%, compared to the same period in 2016. Average non-interest bearing deposits for the 2017 fourth quarter were up $280.9 million, or 14%, compared to the same period in 2016.
The average balance of total deposits and interest-bearing liabilities was $3.53 billion for the three-month period ended September 30, 2017, compared to $2.85 billion for the same period in 2016, representing an increase of 24%. A portion of this increase was due to the utilization of advantageous pricing and strategic maturities on certain wholesale deposits, an increase in average non-interest bearing deposits and the Company's completion of the public offering of its subordinated notes in August 2016, which are due August 15, 2026. This increase was partially offset by a decrease of $264.6 million in the average balance of overnight fed funds purchased.
Capital Ratios
The Company and the Bank remain above the federal regulatory minimum capital requirements to remain classified as well-capitalized institutions. Regulatory capital ratios at September 30, 2017 are stated in the table below.
The tables below also include certain non-GAAP financial measures that are used by investors, analysts and bank regulatory agencies to assess the capital position of financial services companies. Management reviews these measures along with other measures of capital as part of its financial analysis.
Regulatory Capital Data (1)

				Minimum
				Requirement to Be
			Minimum	Well Capitalized
			Requirement For	Under Prompt
			Capital Adequacy	Corrective Action
At September 30, 2017	Company	Bank	Purposes	Provisions

Tier 1 leverage ratio	7.64%	9.64%	4.00%	5.00%
Common equity Tier 1 capital ratio	13.97%	18.22%	4.50%	6.50%
Tier 1 capital ratio	14.46%	18.22%	6.00%	8.00%
Total qualifying capital ratio	18.41%	18.59%	8.00%	10.00%
(1) Regulatory ratios are estimated.

The following table provides certain non-GAAP financial measures used to compute certain of the ratios included in the table above, as well as a reconciliation of such non-GAAP financial measures to the most directly comparable financial measure in accordance with GAAP:

Standardized Approach (1)
September 30, 2017
(Dollars in Thousands)

Total equity	$434,496
Adjustments:
LESS: Goodwill, net of associated deferred tax liabilities	95,332
LESS: Certain other intangible assets	41,743
LESS: Net deferred tax assets from operating loss and tax credit carry-forwards	1,495
LESS: Net unrealized gains (losses) on available-for-sale securities	9,166
Common Equity Tier 1 (1)	286,760
Long-term debt and other instruments qualifying as Tier 1	10,310
LESS: Additional tier 1 capital deductions	374
Total Tier 1 capital	296,696
Allowance for loan losses	7,718
Subordinated Debentures (net of issuance costs)	73,347
Total qualifying capital	377,761
(1)Capital ratios were determined using the Basel III capital rules that became effective on January 1, 2015. Basel III revised the definition of capital, increased minimum capital ratios, and introduced a minimum CET1 ratio; those changes are being fully phased in through the end of 2021.
The following table provides a reconciliation of tangible common equity used in calculating tangible book value data.

September 30, 2017
(Dollars in Thousands)
Total Stockholders' Equity	$434,496
Less: Goodwill	98,723
Less: Intangible assets	52,178
Tangible common equity	283,595
Less: AOCI	9,166
Tangible common equity excluding AOCI	274,429

Due to the predictable, quarterly cyclicality of MPS deposits in connection with tax season business activity, management believes that a six-month capital calculation is a useful metric to monitor the Company’s overall capital management process. As such, the Bank’s six-month average Tier 1 leverage ratio, Common equity Tier 1 capital ratio, Tier 1 capital ratio, and Total qualifying capital ratio as of September 30, 2017 were 9.70%, 18.99%, 18.99%, and 19.39%, respectively.

The Company and the Bank may from time to time make written or oral “forward-looking statements,” including statements contained in this press release, the Company’s filings with the Securities and Exchange Commission (“SEC”), the Company’s reports to stockholders, and in other communications by the Company and the Bank, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

You can identify forward-looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future,” or the negative of those terms, or other words of similar meaning or similar expressions. You should carefully read statements that contain these words because they discuss our future expectations or state other “forward-looking” information. These forward-looking statements are based on information currently available to us and assumptions about future events, and include statements with respect to the Company’s beliefs, expectations, estimates, and intentions, which are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. Such risks, uncertainties and other factors may cause our actual growth, results of operations, financial condition, cash flows, performance and business prospects and opportunities to differ materially from those expressed in or implied by these forward-looking statements. Such statements address, among others, the following subjects: future operating results; customer retention; loan and other product demand; important components of the Company's statements of financial condition and operations; growth and expansion; new products and services, such as those offered by the Bank or MPS, a division of the Bank; credit quality and adequacy of reserves; technology; and the Company's employees. The following factors, among others, could cause the Company's financial performance and results of operations to differ materially from the expectations, estimates, and intentions expressed in such forward-looking statements: maintaining our executive management team; the strength of the United States' economy, in general, and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System (the “Federal Reserve”), as well as efforts of the United States Treasury in conjunction with bank regulatory agencies to stimulate the economy and protect the financial system; inflation, interest rate, market, and monetary fluctuations; the timely development and acceptance of new products and services offered by the Company or its strategic partners, as well as risks (including reputational and litigation) attendant thereto, and the perceived overall value of these products and services by users; the risks of dealing with or utilizing third parties, including, in connection with the Company’s refund advance business, the risks of reduced volume of refund advance loans as a result of reduced customer demand for or acceptance or usage of Meta’s strategic partners’ refund advance products; any actions which may be initiated by our regulators in the future; the impact of changes in financial services laws and regulations, including, but not limited to, laws and regulations relating to the tax refund industry and the insurance premium finance industry; our relationship with our primary regulators, the Office of the Comptroller of the Currency and the Federal Reserve, as well as the Federal Deposit Insurance Corporation, which insures the Bank’s deposit accounts up to applicable limits; technological changes, including, but not limited to, the protection of electronic files or databases; acquisitions; litigation risk, in general, including, but not limited to, those risks involving the Bank's divisions; the growth of the Company’s business, as well as expenses related thereto; continued maintenance by the Bank of its status as a well-capitalized institution, particularly in light of our growing deposit base, a portion of which has been characterized as “brokered;" changes in consumer spending and saving habits; and the success of the Company at maintaining its high-quality asset level and managing and collecting assets of borrowers in default should problem assets increase.

The foregoing list of factors is not exclusive. We caution you not to place undue reliance on these forward-looking statements. The forward-looking statements included in this press release speak only as of the date hereof. Additional discussions of factors affecting the Company’s business and prospects are reflected under the caption “Risk Factors” and in other sections of the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended September 30, 2016, and in other filings made with the SEC. The Company expressly disclaims any intent or obligation to update any forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of the Company or its subsidiaries, whether as a result of new information, changed circumstances or future events, or for any other reason.

Condensed Consolidated Statements of Operations (Unaudited)
(Dollars in Thousands, Except Share and per Share Data)

ASSETS	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016
Cash and cash equivalents	$1,267,586	$65,630	$67,293	$695,731	$773,830
Investment securities available for sale	1,106,977	1,141,684	1,184,440	936,832	910,309
Mortgage-backed securities available for sale	586,454	666,424	642,833	534,939	558,940
Investment securities held to maturity	449,840	464,729	474,306	478,611	486,095
Mortgage-backed securities held to maturity	113,689	117,399	122,497	126,365	133,758
Loans held for sale	—	—	—	1,223	—
Loans receivable	1,325,371	1,224,359	1,151,192	1,113,485	925,105
Allowance for loan loss	(7,534)	(14,968)	(14,602)	(6,415)	(5,635)
Federal Home Loan Bank Stock, at cost	61,123	16,323	25,043	3,832	47,512
Accrued interest receivable	19,380	21,831	20,902	21,375	17,199
Premises, furniture, and equipment, net	19,320	20,107	20,019	20,093	18,626
Bank-owned life insurance	84,702	84,035	58,378	57,934	57,486
Foreclosed real estate and repossessed assets	292	364	—	76	76
Goodwill	98,723	98,723	98,723	98,898	36,928
Intangible assets	52,178	64,798	66,633	73,472	28,921
Prepaid assets	28,392	31,265	34,596	35,722	9,443
Deferred taxes	9,101	6,858	10,589	12,420	—
Other assets	12,738	10,132	22,754	8,736	7,826

Total assets	$5,228,332	$4,019,693	$3,985,596	$4,213,329	$4,006,419

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Non-interest-bearing checking	$2,454,057	$2,481,673	$2,637,167	$2,473,275	$2,167,522
Interest-bearing checking	67,294	40,928	44,264	41,119	38,077
Savings deposits	53,505	55,292	65,367	52,566	50,742
Money market deposits	48,758	46,709	42,340	46,856	47,749
Time certificates of deposit	123,637	83,760	61,170	122,334	125,992
Wholesale deposits	476,173	444,857	21,923	926,987	—
Total deposits	3,223,424	3,153,219	2,872,231	3,663,137	2,430,082
Short-term debt	1,404,534	277,166	494,919	3,857	1,095,118
Long-term debt	85,533	92,514	92,497	92,479	92,460
Accrued interest payable	2,280	2,463	722	2,255	875
Deferred taxes	—	—	—	—	4,600
Accrued expenses and other liabilities	78,065	64,118	113,479	79,815	48,309
Total liabilities	4,793,836	3,589,480	3,573,848	3,841,543	3,671,444

STOCKHOLDERS’ EQUITY
Preferred stock, 3,000,000 shares authorized, no shares issued or outstanding at September 30, 2017, June 30, 2017, March 31, 2017, December 31, 2016 and September 30, 2016.	—	—	—	—	—
Common stock, $.01 par value; 15,000,000 shares authorized, 9,622,595 and 9,626,431 shares outstanding and issued at September 30, 2017. 9,349,989, 9,349,989, 9,305,079 and 8,523,641 shares outstanding and issued at June 30, 2017, March 31, 2017, December 31, 2016, and September 30, 2016, respectively.	96	94	94	93	85
Common stock, Nonvoting, $.01 par value; 3,000,000 shares authorized, no shares issued or outstanding at September 30, 2017, June 30, 2017, March 31, 2017, December 31, 2016, and September 30, 2016.	—	—	—	—	—
Additional paid-in capital	258,336	256,088	253,473	249,476	184,780
Retained earnings	167,164	166,634	158,167	127,239	127,190
Accumulated other comprehensive income (loss)	9,166	7,397	14	(5,022)	22,920
Treasury stock, at cost, 3,836 common shares at September 30, 2017, none at June 30, 2017, March 31, 2017, December 31, 2016, and September 30, 2016.	(266)	—	—	—	—
Total stockholders’ equity	434,496	430,213	411,748	371,786	334,975

Total liabilities and stockholders’ equity	$5,228,332	$4,019,693	$3,985,596	$4,213,329	$4,006,419

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended			Year Ended
(Dollars in Thousands, Except Share and Per Share Data)	9/30/2017	6/30/2017	9/30/2016	9/30/2017	9/30/2016
Interest and dividend income:
Loans receivable, including fees	$14,577	$14,089	$10,040	$52,117	$36,187
Mortgage-backed securities	4,226	4,544	3,513	16,571	15,771
Other investments	10,146	10,228	8,176	39,415	29,438
	28,949	28,861	21,729	108,103	81,396
Interest expense:
Deposits	1,890	1,039	180	6,051	614
FHLB advances and other borrowings	2,571	2,879	1,656	8,822	3,477
	4,461	3,918	1,836	14,873	4,091

Net interest income	24,488	24,943	19,893	93,230	77,305

Provision (recovery) for loan losses	(144)	1,240	548	10,589	4,605

Net interest income after provision for loan losses	24,632	23,703	19,345	82,641	72,700

Non-interest income:
Refund transfer product fees	508	5,785	285	38,956	23,347
Tax advance product fees	453	(108)	—	31,913	1,575
Card fees	26,694	23,052	17,920	94,707	70,533
Loan fees	848	982	823	3,882	3,374
Bank-owned life insurance	668	656	448	2,216	1,656
Deposit fees	228	190	146	736	603
Gain (loss) on sale of securities available-for-sale	838	47	(274)	(493)	(326)
Loss on foreclosed real estate	(13)	—	—	(6)	—
Other income (loss)	(391)	216	(120)	261	8
Total non-interest income	29,833	30,820	19,228	172,172	100,770

Non-interest expense:
Compensation and benefits	21,919	22,193	14,536	88,728	61,675
Refund transfer product expense	292	1,623	32	11,885	8,648
Tax advance product expense	(257)	72	—	3,241	—
Card processing	5,753	5,755	5,405	24,130	22,263
Occupancy and equipment	4,263	4,034	3,548	16,465	13,999
Legal and consulting	2,781	1,375	1,613	8,384	4,824
Marketing	656	381	441	2,117	1,972
Data processing	350	344	312	1,449	1,334
Amortization expense	1,868	1,887	1,184	12,362	4,828
Intangible impairment	10,248	—	—	10,248	—
Other expense	5,873	4,555	4,152	20,654	15,105
Total non-interest expense	53,746	42,219	31,223	199,663	134,648

Income before income tax expense	719	12,304	7,350	55,150	38,822

Income tax expense (benefit)	(1,025)	2,517	1,344	10,233	5,602

Net income	$1,744	$9,787	$6,006	$44,917	$33,220

Earnings per common share(1)
Basic	$0.19	$1.05	$0.70	$4.86	$3.93
Diluted	$0.19	$1.04	$0.70	$4.83	$3.91

Shares used in computing earnings per share
Basic	9,360,819	9,349,989	8,525,339	9,247,092	8,443,956
Diluted	9,414,051	9,410,309	8,587,639	9,302,744	8,497,346
(1) As of March 31, 2017, certain adjustments to previously reported EPS have been made to correctly reflect the effect of participating securities on basic and diluted EPS calculations in accordance with Accounting Standards Codification 260. These adjustments were a result of the correction of the weighted average number of shares outstanding in the basic EPS calculation and common stock equivalents in the diluted EPS calculation. These changes were immaterial to the overall EPS calculation. September 2016 QTD basic EPS of $0.71 was corrected to $0.70; diluted EPS of $0.70 was not changed. September 2016 YTD basic EPS of $3.95 was corrected to $3.93 and diluted EPS of $3.92 was corrected to $3.91.

Average Balances, Interest Rates and Yields
The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. Only the yield/rate has tax-equivalent adjustments. Non-Accruing loans have been included in the table as loans carrying a zero yield.

Three Months Ended September 30,	2017			2016
(Dollars in Thousands)	Average Outstanding Balance	Interest Earned / Paid	Yield / Rate	Average Outstanding Balance	Interest Earned / Paid	Yield / Rate
Interest-earning assets:
Specialty Finance Loans*	$384,882	$5,056	5.21%	$170,597	$2,145	5.00%
Tax Advance Loans	5,198	—	—%	994	—	—%
Retail Bank Loans	885,993	9,521	4.26%	734,764	7,895	4.27%
Mortgage-Backed Securities	751,364	4,226	2.23%	698,386	3,513	2.00%
Tax-Exempt Investment Securities	1,346,915	8,388	3.80%	1,142,918	6,823	3.60%
Asset-Backed Securities	109,231	799	2.90%	97,315	535	2.19%
Other Investment Securities	118,241	788	2.64%	100,179	620	2.46%
Cash & Fed Funds Sold	73,189	171	0.93%	71,720	198	1.45%
Total interest-earning assets	3,675,013	$28,949	3.61%	3,016,873	$21,729	3.33%
Non-interest-earning assets	359,438			218,103
Total assets	$4,034,451			$3,234,976

Non-interest-bearing deposits	$2,286,630	$—	0.00%	$2,005,713	$—	0.00%
Interest-bearing liabilities:
Interest-bearing checking	45,741	47	0.41%	37,082	34	0.36%
Savings	53,717	8	0.06%	53,017	7	0.05%
Money markets	48,823	26	0.21%	48,895	21	0.17%
Time deposits	103,992	260	0.99%	108,210	119	0.44%
Wholesale deposits	549,539	1,549	1.12%	—	—	—%
FHLB advances	174,380	656	1.49%	97,326	236	0.97%
Overnight fed funds purchased	179,750	619	1.37%	444,380	606	0.54%
Subordinated debentures	73,324	1,113	6.02%	37,542	539	5.71%
Other borrowings	17,568	183	4.13%	14,825	274	7.35%
Total interest-bearing liabilities	1,246,834	4,461	1.42%	841,277	1,836	0.87%
Total deposits and interest-bearing liabilities	3,533,464	$4,461	0.50%	2,846,990	$1,836	0.26%
Other non-interest-bearing liabilities	64,065			53,444
Total liabilities	3,597,529			2,900,434
Shareholders' equity	436,922			334,542
Total liabilities and shareholders' equity	$4,034,451			$3,234,976
Net interest income and net interest rate spread including non-interest-bearing deposits		$24,488	3.11%		$19,893	3.07%

Net interest margin, tax equivalent			3.13%			3.09%
*Specialty Finance Loan Receivables include loan portfolios the Company deems as non-retail bank product offerings or loans not generated by the Retail Bank itself (for example, premium finance and purchased loan portfolios). The loan receivables included in this line item are included in the customary loan categories presented elsewhere within the Company's SEC filings.

Selected Financial Information

At Period Ended:	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016

Equity to total assets	8.31%	10.70%	10.33%	8.82%	8.36%
Book value per common share outstanding	$45.15	$46.01	$44.04	$39.96	$39.30
Tangible book value per common share outstanding	$29.47	$28.52	$26.35	$21.43	$31.57
Tangible book value per common share outstanding excluding AOCI	$28.52	$27.73	$26.35	$21.97	$28.89
Common shares outstanding	9,622,595	9,349,989	9,349,989	9,305,079	8,523,641
Non-performing assets to total assets	0.72%	1.17%	0.12%	0.05%	0.03%

For the Year Ended:	September 30, 2017	September 30, 2016

Net interest margin, tax equivalent	3.05%	3.19%
Return on average assets	1.13%	1.10%
Return on average equity	11.20%	10.80%

Select Quarterly Expenses
(Dollars in Thousands)	Actual	Anticipated
For the Three Months Ended	Sep 30, 2017	Dec 31, 2017	Mar 31, 2018	Jun 30, 2018	Sep 30, 2018	Dec 31, 2018	Mar 31, 2019	Jun 30, 2019	Sep 30, 2019

Amortization of Intangibles (1)	$1,868	$1,680	$2,732	$1,663	$1,632	$1,488	$2,706	$1,488	$1,468

Executive Officer Stock Compensation (2)	$2,284	$1,268	$1,268	$1,268	$1,268	$899	$899	$899	$899

(1) These amounts are based upon the current reporting period’s intangible assets only.  This table makes no assumption for expenses related to future acquired intangible assets.
(2) These amounts are based upon the employment agreements signed in the first and second quarters of fiscal 2017 by the Company’s three highest paid executives. This table makes no assumption for expenses related to any additional future agreements.

About Meta Financial Group®
Meta Financial Group, Inc. ("MFG") is the holding company for MetaBank®, a federally chartered savings bank. MFG shares are traded on the NASDAQ Global Select Market® under the symbol CASH. Headquartered in Sioux Falls, SD, MetaBank operates in both the Banking and Payments industries through: MetaBank, its traditional retail banking operation; Meta Payment Systems, its electronic payments division; AFS/IBEX, its insurance premium financing division; and Refund Advantage, EPS and SCS, its tax-related financial solutions divisions.

Media Contact:	Investor Relations Contact:
Katie LeBrun	Brittany Kelley Elsasser
Corporate Communications Director	Director of Investor Relations
605.362.5140	605.362.2423
klebrun@metabank.com	bkelley@metabank.com